U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SCHWENK, JR., HAROLD S.
   80 ORCHARD AVE.
   WESTON, MA  02193
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   BGS SYSTEMS, INC.
   BGSS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   4/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   PRESIDENT, CEO

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |4/1/97|G (1|V|182,503           |D  |           |0                  |      |                           |
                           |      |)   | |                  |   |           |                   |      |                           |
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        "            "     |4/1/97|G(1)|V|182,503           |A  |           |182,503            |I     |By Trust (5)               |
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        "            "     |      |    | |                  |   |           |6,470              |I     |By Wife (5)                |
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        "            "     |      |    | |                  |   |           |9,180              |I     |By Daughter (2,5)          |
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        "            "     |      |    | |                  |   |           |9,180              |I     |By Daughter (3, 5)         |
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        "            "     |      |    | |                  |   |           |5,500              |I     |By Son (4, 5)              |
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                           |      |    | |                  |   |           |916,317            |D     |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Transfer by gift from The Harold S. Schwenk, Jr. Qualified Annuity Trust-1995, a grantor retained annuity trust or "GRAT" to The Schwenk Family Remainder Trust - 1995. The reporting person's wife and an unrelated person are trustees and have shared investment
power.
(2) F/B/O Pauline A. Schwenk
U/MA/UTMA
(3) F/B/O Barbara A. Schwenk
U/MA/UTMA
(4) F/B/O Harold Spencer Schwenk, III
U/MA/UTMA
(5) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other
purpose.
SIGNATURE OF REPORTING PERSON
/s/ Harold S. Schwenk, Jr.
DATE
5/5/97